UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                      15(D) OF THE SECURITIES ACT OF 1934.


                                                 Commission File Number  0-30683
                                                                         -------


                               VERB EXCHANGE INC.
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             (Exact name of registrant as specified in its charger)

 Suite 908, 1055 Dunsmuir Street, P. O. Box 49266, Vancouver, BC, Canada V7X 1L2
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    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           Common Stock, no par value
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            (Title of each class of securities covered by this Form)

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              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

                  Rule 12g-4(a)(1)(i)
                                             ---
                  Rule 12g-4(a)(1)(ii)
                                             ---
                  Rule 12g-4(a)(2)(i)         X
                                             ---
                  Rule 12g-4(a)(2)(ii)
                                             ---
                  Rule 12h-3(b)(1)(i)
                                             ---
                  Rule 12h-3(b)(1)(ii)
                                             ---
                  Rule 12h-3(b)(2)(i)
                                             ---
                  Rule 12h-3(b)(2)(ii)
                                             ---
                  Rule 15d-6
                                             ---

Approximate number of holders of record as of the certification or notice date:
Less than 200 holders of recored (and less than 200 beneficial owners) in the United States.

Pursuant to the requirements of the Securities Exchange Act of 1934 VERB EXCHANGE INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             VERB EXCHANGE INC.
                                             (registrant)

Date: June 30, 2004                      By:   /s/ David Ebert
                                              ----------------------------------
                                              DAVID EBERT,
                                              Senior Vice-President,
                                              Corporate Affairs


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